FOR IMMEDIATE RELEASE

Contact:

Nick Pfeiffer, Marketing Officer

MidWestOne Bank

319.356.5865

npfeiffer@midwestone.com

MidWestOne to Acquire Butler-Brown Insurance Agency

OSKALOOSA, Iowa (November 25, 2008) - MidWestOne Financial Group, Inc., parent company of MidWestOne Bank, announced today that it has entered into an agreement to acquire Butler-Brown Insurance, a general insurance agency located in Oskaloosa, Iowa. The acquisition is expected to be completed on November 30, 2008.

Butler-Brown Insurance, founded by principal owners Ed Butler and Steve Brown, specializes in property, liability, auto, life, and health insurance for consumer and commercial customers. Additionally, Butler-Brown is one of the nation's leading underwriters for aviation insurance, with a specialty in antique airplanes.

"Butler-Brown has a well-earned reputation that puts customers first," said Charlie Funk, President and CEO of MidWestOne. "This addition to our company will allow us to expand our product offerings to our customers in Oskaloosa and, eventually, throughout our trade territory."

It will remain business as usual for Butler-Brown. All employees are expected to be retained, with Ed Butler and Steve Brown continuing as managers. There are no current plans to relocate the agency's location at 309 High Avenue East in Oskaloosa. The Butler-Brown name will also remain.

"This is a partnership that makes a lot of sense for both Butler-Brown and MidWestOne. It is an excellent opportunity for our agency to expand and it allows MidWestOne to increase its product offering," said Brown. "We are proud Iowans and MidWestOne is a strong Iowa-based company."

Butler-Brown Insurance formed in 1995 as the result of the merger between Professional Insurance Counselors, founded in 1948, and Brown Insurance Services, founded in 1952. Brown and Butler, collectively, have over 75 years of experience in the insurance industry.

The acquisition expands the MidWestOne Insurance Services division. MidWestOne currently offers insurance products through its Cook & Son Agency in Pella, Iowa, as well as the MidWestOne Insurance Agency in Melbourne, Iowa.

MidWestOne Bank has 28 locations in 20 communities in Iowa and is headquartered in Iowa City, Iowa.

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